EXHIBIT 99.1

THE CHARLES SCHWAB CORPORATION

News Release

Contact:
MEDIA Greg Gable Phone: 415-636-5847 greg.gable@schwab.com	INVESTORS/ANALYSTS Rich Fowler Phone: 415-636-9869 richard.fowler@schwab.com

THE CHARLES SCHWAB CORPORATION TO LIST SOLELY ON NASDAQ

Trading under new symbol "SCHW" to begin December 20, 2005

SAN FRANCISCO, DECEMBER 15, 2005--The Charles Schwab Corporation today announced that it will list its common stock on the NASDAQ® National Market exclusively, ending the dual listing of its stock on both NASDAQ and the New York Stock Exchange.

"We are delighted to be more closely associated with NASDAQ and its impressive group of listed companies," said Charles R. Schwab, Schwab Founder, Chairman and CEO. "Since its inception, NASDAQ has shown a spirit of innovation and a focus on leveraging technology to provide investors the benefit of fast, high quality and low cost trade executions. After a dual listing trial of nearly two years, we are convinced of NASDAQ's commitment to a highly competitive, well regulated marketplace that is optimal for trading our stock."

Schwab plans to cease trading on the New York Stock Exchange and elsewhere under its NYSE symbol SCH effective with the market close on December 19, 2005. The company's stock will begin trading on the NASDAQ National Market under the new symbol SCHW upon market open December 20, 2005.

About Charles Schwab

The Charles Schwab Corporation (NYSE/NASDAQ: SCH), through its operating subsidiaries, provides securities brokerage and financial services to individual investors and the independent investment advisors who work with them. With over 7 million individual investor accounts and more than $1 trillion in client assets, The Charles Schwab Corporation is one of the nation's largest financial services firms. Its subsidiary Charles Schwab & Co., Inc. (member SIPC) provides a complete range of investment services and products, including an extensive selection of mutual funds; financial planning and investment advice; retirement plans; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent fee-based investment advisors through its Schwab Institutional division. Its subsidiary Charles Schwab Bank (member FDIC) provides banking and mortgage services and products. The corporation's other operating subsidiaries include U.S. Trust Corporation (member FDIC) and CyberTrader®, Inc. (member SIPC) (A05-105 / 82043). These companies' Web sites can be reached at www.schwab.com, www.schwabbank.com, www.ustrust.com, and www.cybertrader.com.

About NASDAQ

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom/. (0005-7038)

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